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                                                                    Exhibit 3(c)

                                 CRIIMI MAE INC.

                              ARTICLES OF AMENDMENT

         CRIIMI MAE Inc., a Maryland Corporation having its principal office in Rockville, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

         FIRST: The Charter of the Corporation is hereby amended by adding to the Articles of Incorporation a new paragraph in Articles 18 which shall be as follows:

                  "(I) Nothing in this Article EIGHTEENTH shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated interdealer quotation system; provided, that the fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article EIGHTEENTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article EIGHTEENTH."

         SECOND: The Charter of the Corporation is hereby amended by increasing the authorized stock of the Corporation from 60,000,000 shares of the Corporation's Common Stock, par value $.01 per share ("Common Stock"), to 120,000,000 shares of Common Stock. Accordingly, the first sentence of Article ONE shall be as follows:

                  "(A) The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is 145,000,000, consisting of: 25,000,000 shares of preferred stock, par value One Center ($.01) per share ("Preferred Shares") and 120,000,000 shares of common stock., par value One Cent ($.01) per share ("Common Shares")."

         THIRD: (a) Prior to the effectiveness of these Articles of Amendment, the Corporation had the authority to issue 85 million shares of its capital stock, comprised of 60 million shares of Common Stock and 25 million shares of the Corporation's preferred stock, par value $.01 per share ("Preferred Stock"). As amended by these Articles of Amendment, the Corporation has the authority to issue 145 million shares of its capital stock, comprised of 120 million shares of Common Stock and 25 million shares of Preferred Stock.

                  (b) The par value per share of Common Stock is $.01. The par value per share of Preferred Stock is $.01.

                  (c) The information required by subsection (b)(2)(i) of
Section 2-607 of the Maryland General Corporation Law was not changed by these Articles of Amendment.

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         FOURTH:  The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

         FIFTH: These Articles of Amendment shall become effective when the Department accepts the Articles of Amendment for record.

         IN WITNESS WHEREOF, CRIIMI MAE Inc. has caused these Articles of Amendment to be signed in its name and on it behalf by its Senior Vice-President/General Counsel and attested by its Assistant Secretary on July 8, 1998.

                                     CRIIMI MAE INC.


                            By:      /s/ David B. Iannarone
                                     ---------------------------------------
                                     David B. Iannarone
                                     Senior Vice-President/General Counsel

ATTEST:

/s/ Susan B. Railey
---------------------------------
Assistant Secretary
Susan B. Railey


         THE UNDERSIGNED, Senior Vice-President/General Counsel of CRIIMI MAE Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                       /s/ David B. Iannarone
                                     -----------------------------
                                     David B. Iannarone
                                     Senior Vice President/General Counsel